Exhibit 3
VOTING AND SUPPORT AGREEMENT
     This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of May 17, 2010, is entered into by and among MAN GROUP PLC, a public limited company incorporated under the laws of England and Wales (“Parent”), ESCALATOR SUB 1 INC., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and each of the stockholders listed on Schedule I hereto (each, a “Stockholder” and, collectively with any Permitted Trust Transferee, the “Stockholders”).
     WHEREAS, concurrently with the execution of this Agreement, GLG Partners, Inc., a Delaware corporation (the “Company”), Parent and Merger Sub are entering into an Agreement and Plan of Merger of even date herewith (as may be amended in connection with Section 5.3(b) therein, the “Merger Agreement”);
     WHEREAS, concurrently with the execution of this Agreement, the parties hereto are entering into a share exchange agreement of even date herewith (the “Share Exchange Agreement”);
     WHEREAS, capitalized terms used but not defined in this Agreement have the meanings ascribed thereto in the Merger Agreement;
     WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of, or is a Trustee Party (as defined herein) that is the record holder of and whose beneficiaries are the beneficial owners of, the number of shares of Company Common Stock and Company Preferred Stock (together with the Company Common Stock, the “Shares”), as set forth opposite such Stockholder’s name on Schedule I hereto (such Shares, together with any other Shares that are acquired by the Stockholders after the date hereof, being collectively referred to herein as the “Covered Shares”); and
     WHEREAS, as a condition to their willingness to enter into the Merger Agreement and to Parent’s willingness to enter into the Share Exchange Agreement, Parent and Merger Sub have required that each Stockholder enter into this Agreement and, in order to induce Parent and Merger Sub to enter into the Merger Agreement and to induce Parent to enter into the Share Exchange Agreement, each Stockholder is willing to enter into this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Agreements of Stockholders.
          (a) Voting. From the date hereof until any termination of this Agreement in accordance with its terms, at any meeting of the stockholders of the Company however called (or any action by written consent in lieu of a meeting) or any adjournment thereof, each Stockholder shall vote all Covered Shares owned by such

Stockholder (or cause them to be voted) or (as appropriate) execute written consents in respect thereof, (i) in favor of the adoption of the Merger Agreement and the approval of the transactions contemplated by the Merger Agreement, (ii) against any Takeover Proposal and (iii) against any agreement (including, without limitation, any amendment of any agreement), amendment of the Company’s Organizational Documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger. Any such vote shall be cast (or consent shall be given) by each Stockholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining that a quorum is present and for purposes of recording the results of such vote (or consent).
          (b) [Reserved]
          (c) Restriction on Transfer; Proxies; Non-Interference; etc. From the date hereof until any termination of this Agreement in accordance with its terms, each Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of law), give, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, gift, pledge, encumbrance, assignment or other disposition of, any Covered Shares (or any right, title or interest thereto or therein), (ii) deposit any Covered Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Covered Shares, (iii) otherwise permit any Liens to be created on any Covered Shares, (iv) subject to Section 5(a), knowingly take any action that would make any representation or warranty of such Stockholder set forth in this Agreement untrue or incorrect in any material respect or have the effect of preventing, disabling or delaying such Stockholder from performing any of its obligations under this Agreement or (v) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i), (ii), (iii) and (iv) of this Section 1(c).
          (d) Waiver of Appraisal and Dissenters’ Rights. Each Stockholder hereby irrevocably waives and agrees not to exercise or assert any rights of appraisal or similar rights under Section 262 of the DGCL or other applicable Law in connection with the Merger and the other transactions contemplated by the Merger Agreement.
          (e) [Reserved]
          (f) Information for Proxy Statement; Publication.
               (i) Each Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in the Proxy Statement, Shareholder Circular and Prospectus and any other filing with any Governmental Authority required to be made in connection with the Merger Agreement or the Share Exchange Agreement its identity and ownership of Covered Shares and the nature of its commitments, arrangements and understandings under this Agreement; provided, that in advance of any such publication or disclosure, each Stockholder shall be afforded a reasonable opportunity to review and comment on such disclosure (which comments shall be considered in good faith). Except as otherwise required by applicable law or a Governmental Authority, neither Parent nor Merger Sub will make any other disclosures regarding any Stockholder in any press release or otherwise without the prior written approval of each Stockholder (not to be unreasonably withheld or delayed).
               (ii) No Stockholder shall issue or cause the publication of any press release or make any other public announcement (to the extent not previously issued or made in accordance the Merger Agreement or the Share Exchange Agreement) with respect to this Agreement, the Merger Agreement, the Share Exchange Agreement or the transactions contemplated by the Merger Agreement or the Share Exchange Agreement without the prior consent of Parent (which consent shall not be unreasonably withheld or delayed), except as may be required by Law (including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and Sections 13 and 16 of the Securities Exchange Act of 1934) or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the Stockholder proposing to make such release (in which case such Stockholder shall not issue or cause the publication or making of such press release or other public announcement without prior consultation with Parent).
          (g) Notices of Certain Events. Each Stockholder shall promptly notify Parent and Merger Sub of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any of the representations and warranties of the Stockholders set forth in this Agreement to no longer be true and correct.
     2. Representations and Warranties of Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:
          (a) Binding Agreement.
               (i) If such Stockholder is incorporated as a corporation, then such Stockholder has the requisite corporate power and authority and full legal capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. If such Stockholder is organized as a partnership, then such Stockholder has the requisite partnership power and authority and full legal capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. If such Stockholder is organized as a limited liability company, then such Stockholder has the requisite limited liability company power and authority and full legal capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. If such Stockholder is organized as a trust, then such Stockholder has the requisite power and authority and full legal capacity to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder. If such Stockholder is an individual, then such Stockholder has the power and authority and full legal capacity to, and is competent to, enter into, execute and deliver this Agreement and to perform fully his or her obligations hereunder.

               (ii) The execution and delivery of this Agreement by such Stockholder and the performance by such Stockholder of its obligations hereunder have been duly and validly authorized and approved by such Stockholder. No other proceedings on the part of such Stockholder are necessary to authorize the execution and delivery of this Agreement and the performance by such Stockholder of its obligations hereunder. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except that such enforceability (A) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (B) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).
          (b) Consents and Approvals; No Violations; Non-Contravention. Except for filings under the Exchange Act or as set forth on Section 3.3 of the Stockholder Disclosure Schedule (as defined in the Share Exchange Agreement), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the performance by such Stockholder of its obligations under this Agreement, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the performance by such Stockholder of any of its obligations under this Agreement. Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by such Stockholder nor the consummation by such Stockholder of its obligations under this Agreement, nor compliance by such Stockholder with any of the terms or provisions hereof or thereof, will (i) violate or conflict with any provision of the Organizational Documents of such Stockholder (if such Stockholder is not natural person) or (ii) (A) violate in any material respect any Law, injunction, order, judgment, ruling or decree of any Governmental Authority applicable to such Stockholder or (B) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination or cancellation, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon such Stockholder’s Covered Shares, under, any of the terms, conditions or provisions of any Contract or Permit to which such Stockholder is a party, except, in the case of clause (ii), as set forth on Section 3.2(b)(ii) of the Stockholder Disclosure Schedule and for such violations, conflicts, defaults, terminations, cancellations, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to materially delay or impair such Stockholder’s ability to perform its obligations hereunder. If such Stockholder is a married individual and such Stockholder’s Covered Shares constitute community property or otherwise need spousal approval in order for this Agreement to be a legal, valid and binding obligation of such Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Stockholder’s spouse, enforceable against such spouse in accordance with its terms, subject to the Bankruptcy and Equity Exception.
          (c) Ownership of Shares. Each Stockholder is the record and beneficial owner of, or is a Trustee Party that is the record holder of and whose beneficiaries are the beneficial owners of, the Shares set forth opposite such Stockholder’s name on Schedule I attached hereto free and clear of any security interests, liens, charges, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any proxy and any restriction on the right to vote, sell or otherwise dispose of such Shares), except for any such encumbrances arising hereunder or under the Share Exchange Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States. Without limiting the foregoing, except for any such encumbrances arising hereunder or under the Share Exchange Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States, such Stockholder has sole voting power and sole power of disposition with respect to all of its Covered Shares, with no restrictions on such Stockholder’s rights of voting or disposition pertaining thereto and no Person other than such Stockholder has any right to direct or approve the voting or disposition of any of its Covered Shares. As of the date hereof, such Stockholder does not own, beneficially or of record, any voting securities of the Company other than the number of Shares which constitute its Covered Shares.
          (d) Brokers. Except for those fees and expenses to be paid by the Company and which are disclosed in the Merger Agreement, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, based upon arrangements made by or, with the knowledge of such Stockholder, on behalf of such Stockholder in connection with its entering into this Agreement.
     3. [Reserved]
     4. Termination. This Agreement shall terminate on the first to occur of (a) the written agreement executed by the parties hereto to terminate this Agreement, (b) the termination of the Merger Agreement in accordance with its terms, (c) the termination of the Share Exchange Agreement in accordance with its terms and (d) the Effective Time. Notwithstanding the foregoing, (i) nothing herein shall relieve any party from liability for breach of this Agreement and (ii) the provisions of Section 2(c), Section 2(d), this Section 4 and Section 5 of this Agreement, and the “Whereas” recitals in this Agreement, shall survive any termination of this Agreement.
     5. Miscellaneous.
          (a) Action in Stockholder Capacity Only. The parties acknowledge that this Agreement is entered into by each Stockholder in its capacity as an owner of

Covered Shares and that nothing in this Agreement shall in any way restrict or limit any Stockholder from taking or authorizing any action or inaction in his or her capacity as a director, officer, trustee or other fiduciary of the Company or any subsidiary thereof or of any employee benefit plan of the Company, including, without limitation, participating in his or her capacity as a director of the Company in any discussions or negotiations in accordance with Section 5.3 of the Merger Agreement.
          (b) Trustee Liability. The following provisions shall apply to each of the parties to this Agreement that are acting as trustees of a trust (a “Trustee Party”):
               (i) No Trustee Party shall have any personal liability or obligations of any kind under this Agreement or any other document contemplated by the Merger Agreement to which such Trustee Party is a party. Any and all personal liability of any Trustee Party for breaches by any Stockholder of any obligations, covenants or agreements, either at common law or at equity, under any law or otherwise, is hereby expressly waived by each of Parent and Merger Sub as a condition of and consideration for the execution of this Agreement.
               (ii) By executing and delivering this Agreement or any other document contemplated by the Merger Agreement, such Trustee Party is acting solely on behalf of, and each of this Agreement and any other document contemplated by the Merger Agreement to which such Trustee Party is a party, is solely an obligation of, and solely a claim against, the trust estate and assets of the trust administered by such Trustee Party.
               (iii) Any claim or right to proceed against any Trustee Party individually, or the individual property or assets of any Trustee Party, is hereby irrevocably waived and released. No recourse under this Agreement or any other document contemplated by the Merger Agreement to which such Trustee Party is a party shall be had against any Trustee Party or any of its assets, except to the extent of the trust estate and assets of the trust administered by such Trustee Party from time to time, by the enforcement of any assessment or by any legal or equitable proceedings seeking to assert such recourse against the Trustee Party by virtue of any law or otherwise.
               (iv) Nothing in this Agreement or any other document contemplated by the Merger Agreement to which such Trustee Party is a party shall prevent any Trustee Party from making any distribution from, investment, reinvestment, purchase, sale or other disposition of, other transactions of any kind involving, the trust estate and assets of the trust administered by such Trustee Party other than the Covered Shares; provided, however, that Covered Shares may be distributed or otherwise transferred (a “Permitted Transfer”) to a Person (each, a “Permitted Trust Transferee”) who or which is (A) a trust beneficiary or a spouse, former spouse, grandparent, parent, brother, sister or lineal descendent of a trust beneficiary or a Permitted Trust Transferee, (B), upon the death of a trust beneficiary or a Permitted Trust Transferee, executors, testamentary trustees, devisees or legatees of or heirs to the estate of such deceased person, (C) any trust principally for the benefit of one or more of the trust beneficiaries and/or any Permitted Trust Transferee, (D) upon disability of any trust beneficiary or any Permitted Trust Transferee, any guardian or conservator for such disabled person or (E) any corporation, partnership or other entity if all the beneficial ownership of such entity is held by the Trustee Party, the trust beneficiary and/or any Permitted Trust Transferee; provided, further, that prior to the effectiveness of any Permitted Transfer, the applicable Permitted Trust Transferee assumes and agrees to perform, becomes a party to, and becomes a “Stockholder” for all purposes under this Agreement.
               (v) Each of Parent and Merger Sub hereby irrevocably agrees that, in furtherance of the provisions of this Section, (i) it shall not institute against, or join any other Person in instituting against, any Trustee Party individually, or the individual property or assets of any Trustee Party, any bankruptcy, reorganization, insolvency or liquidation proceeding, or other proceeding under any international, national, federal or state bankruptcy or similar law, in connection with any claim relating to the Transaction; (ii) in the event of any reorganization under the Bankruptcy Reform Act of 1978, as amended, of any Trustee Party, it will make the election under Section 111(b)(2) of such Act; and (iii) if for any reason, whether or not related to the Bankruptcy Reform Act of 1978, as amended, it shall recover from any Trustee Party individual property or assets of such Trustee Party, it promptly shall return such asset or amount recovered to such Trustee Party.
          (c) Expenses. Except as otherwise expressly provided in this Agreement and the Share Exchange Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.
          (d) Additional Shares. Until any termination of this Agreement in accordance with its terms, each Stockholder shall promptly notify Parent of the number of Shares, if any, as to which such Stockholder acquires record or beneficial ownership after the date hereof. Any Shares as to which such Stockholder acquires record and beneficial ownership (or acquires record ownership, if such Stockholder is a trustee of a trust) after the date hereof and prior to termination of this Agreement shall be Covered Shares for purposes of this Agreement. Without limiting the foregoing, in the event of any stock split, stock dividend or other change in the capital structure of the Company affecting the Company Common Stock, the number of Shares constituting Covered Shares shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Common Stock, Company Preferred Stock or other voting securities of the Company issued to Stockholder in connection therewith.
          (e) Definition of “Beneficial Ownership”. For purposes of this Agreement, “beneficial ownership” with respect to (or to “beneficially own”) any securities shall mean having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

          (f) Further Assurances. From time to time, at the request of Parent and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.
          (g) Entire Agreement; No Third Party Beneficiaries. This Agreement and the Share Exchange Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights hereunder.
          (h) Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign its rights and interests hereunder to Parent or to any wholly-owned subsidiary of Parent if such assignment would not cause a delay in the consummation of any of the transactions contemplated by the Merger Agreement, provided that no such assignment shall relieve Merger Sub of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section shall be null and void.
          (i) Amendments; Waiver. This Agreement may not be amended or supplemented, except by a written agreement executed by the parties hereto. Any party to this Agreement may, subject to Law, (i) waive any inaccuracies in the representations and warranties of any other party hereto, (ii) extend the time for the performance of any of the obligations or acts of any other party hereto, (iii) waive compliance by the other party with any of the agreements contained herein or (iv) except as otherwise provided herein, waive any of such party’s conditions. No failure or delay by Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
          (j) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          (k) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          (l) Descriptive Headings. Headings of Sections and subsections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.
          (m) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, telecopy faxed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:
if to Parent or Merger Sub, to:
Man Group plc
Sugar Quay
Lower Thames Street
London
EC3R 6DU
Fax: +44 207144 2001
Attention: Stephen Ross
                  Jasveer Singh
with a copy (which shall not constitute notice) to:
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Fax: (212) 310 8007
Attention: Jane McDonald
                 Danielle D. Do
if to a Stockholder, to the address on Schedule I
with a copy (which shall not constitute notice) to:
Allen & Overy LLP
1221 Avenue of the Americas
New York, New York 10020
Fax: (212) 610-6399
Attention: Eric Shube
or such other address or telecopy fax number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          (n) Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
          (o) Governing Law; Enforcement; Jurisdiction; Waiver of Jury Trial.
               (i) This Agreement, all claims or causes of action (whether at Law, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, termination, performance or nonperformance of this Agreement, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to any choice or conflicts of Law principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
               (ii) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (the “Agreed Courts”) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. Without limiting other means of service of process permissible under applicable Law, each of the parties hereto agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5(m) shall be effective service of process for any suit or proceeding in connection with this Agreement. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
               (iii) Each of the parties hereto irrevocably waives any and all right to trial by jury in any legal proceeding between the parties hereto arising out of relating to this Agreement of the transactions contemplated hereby.
               (iv) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Agreed Court, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties are entitled at law or in equity.
[signature page follows]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

MAN GROUP PLC
By:	/s/ Stephen Ross
	Name:	Stephen Ross
	Title:	General Counsel

ESCALATOR SUB 1 INC.
By:	/s/ John B. Rowsell
	Name:	John B. Rowsell
	Title:	President

Stockholders:
/s/ Noam Gottesman
Noam Gottesman

/s/ Perre Lagrange
Pierre Lagrange

/s/ Emmanuel Roman
Emmanuel Roman

/s/ Leslie J. Schreyer
Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust
/s/ Jeffrey A. Robins
Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust

JACKSON HOLDING SERVICES INC.

By:	/s/ Jeffrey A. Robins
	Name:	Jeffrey A. Robins
	Title:	Director

G&S TRUSTEES LIMITED, in its capacity as trustee of the LAGRANGE GLG TRUST
By:	/s/ Nigel Bentley
	Name:	Nigel Bentley
	Title:	Director

POINT PLEASANT VENTURES LTD.
By:	/s/ Nigel Bentley
	Name:	Nigel Bentley
	Title:	Director

LAVENDER HEIGHTS CAPITAL LP By: Mount Garnet Limited, its general partner
By:	/s/ Leslie Schreyer
	Name:	Leslie J. Schreyer
	Title:	Director

SAGE SUMMIT LP By: Sage Summit Ltd., its general partner
By:	/s/ Leslie J. Schreyer
	Name:	Leslie J. Schreyer
	Title:	Director

TOMS INTERNATIONAL LTD.
By:	/s/ Jeffrey A. Robins
	Name:	Jeffrey A. Robins
	Title:	Vice President and Assistant Secretary

SCHEDULE I
Stockholders Participating in Voting and Support Agreement

			Company
			Common Stock
			issuable upon
	Company		conversion of
	Common	Company	Convertible
Name	Stock	Preferred Stock	Notes

Noam Gottesman	1,309,664	4,623
Pierre Lagrange	4,623
Emmanuel Roman	350,162
Gottesman GLG Trust		58,900,370
Jackson Holding Services Inc.	17,988,050		1,344,086
Roman GLG Trust[1]
Point Pleasant Ventures Ltd.	58,900,370		4,032,258
Lagrange GLG Trust[2]
Lavender Heights Capital LP	5,640,570
Sage Summit LP	8,460,854
TOMS International Ltd.			2,688,172

Total	92,654,293	58,904,993	8,064,516

[1]	Stockholder owns its interests through Jackson Holding Services Inc.

[2]	Stockholder owns its interests through Point Pleasant Ventures Ltd.